Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended June 30, 2013

— Quarterly Core Earnings of $0.52 per diluted Common Share, Excluding Expense of $0.10 per Common Share Incurred in Connection with LNR Acquisition —

— Raises Top End of 2013 Earnings Guidance to $2.24 per Share Excluding Impact of Costs Related to Acquisition of LNR —

— Declares Dividend of $0.46 per Share for Third Quarter 2013 —

GREENWICH, Conn., August 6, 2013 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the second fiscal quarter ended June 30, 2013.  The Company’s Core Earnings, a Non-GAAP financial measure, were $69.0 million, or $0.42 per diluted share, compared to $50.0 million, or $0.45 per diluted share, for the second quarter of 2012. Core Earnings in the second quarter includes $17.1 million (net of $2.6 million tax benefit), or $0.10 per diluted share, of expense attributable to costs related to the acquisition of LNR Property LLC (“LNR”). Core Earnings for the six months ended June 30, 2013 were $127.1 million, or $0.85 per diluted share, compared to Core Earnings for the six months ended June 30, 2012 of $105.0 million, or $1.02 per diluted share. Core Earnings for the six months ended June 30, 2013 includes $21.7 million (net of $2.6 million tax benefit), or $0.14 per diluted share, of expense attributable to the acquisition of LNR.

Net income attributable to the Company for the three and six months ended June 30, 2013 was approximately $62.3 million and $124.5 million, respectively, or $79.4 million and $146.3 million, respectively, excluding expenses attributable to the LNR acquisition (net of $2.6 million tax benefit), compared to $44.5 million and $94.6 million, respectively, for the three and six months ended June 30, 2012. Net income per diluted share outstanding for the three months ended June 30, 2013 was $0.38, compared to $0.40 for the three months ended June 30, 2012.  For the six months ended June 30, 2013, net income per diluted share outstanding was $0.83 compared to $0.92 for the six months ended June 30, 2012.

“The combination of our operating and origination platform with LNR’s businesses resulted in excellent results for the quarter,” commented Barry Sternlicht, Chairman and CEO of Starwood Property Trust. “With the accretive deployment of over $3 billion of capital since the start of the year, we believe that we are very well positioned to continue to outperform as we made substantial progress in all of our business lines in the quarter. Our core lending business experienced rapid growth, we began to invest in new business lines through LNR and we expanded our residential platform to reach critical mass. We are now very active in Europe and look forward to systematically deploying capital in accretive proprietary opportunities.”

Mr. Sternlicht continued, “With our well capitalized balance sheet, robust transaction pipeline, multiple business cylinders and stable dividend, we are perfectly positioned to build a premier real estate finance platform that can thrive in most any economic cycle. With our pipeline of future investments, we are confident in our ability to continue to achieve best in class returns for our shareholders.”

Andrew Sossen, Chief Operating Officer of Starwood Property Trust, stated “We have created a highly efficient platform that should outperform in various economic scenarios, including a rising interest rate environment, due to a business model which utilizes predominantly match funded LIBOR-based lending and borrowings and a financing policy of matching floating rate investments with floating rate debt and fixed rate investments with fixed rate debt. With a pipeline of investments under term sheet that is over 90% LIBOR-based, over $1.7 billion of LIBOR-based credit facilities and a legacy investment book that is either floating rate, fixed rate with hedges or investments with fixed rate returns well in excess of 10%, we believe our portfolio of 106 loans secured by 1,722 properties is substantially insulated from rising rates. Additionally, we took advantage of historically low interest rates earlier this year to raise over $1 billion of fixed rate convertible notes with coupons below 4.55% which we expect to be quite accretive in a rising interest rate environment.”

Highlights for the Second Quarter 2013 by Business Segment

Since its inception in 2009, the Company focused primarily on originating and acquiring real estate-related debt investments and operated in one reportable segment. As a result of both the acquisition of LNR and the increased significance of the single family residential operation, the Company now has the following three reportable segments: Real Estate Investment Lending, LNR and Single-Family Residential.

Real Estate Investment Lending Segment

The Real Estate Investment Lending segment (the “Finance Segment”) represents the Company’s commercial real estate finance business.  During the second quarter of 2013, the Finance Segment originated and/or acquired $838.5 million of new investments, of which $529.2 million was funded at closing and/or acquisition. The carrying value of the Finance Segment portfolio was $4.1 billion as of June 30, 2013.

The carrying amount of the Finance Segment’s core investment portfolio was approximately $3.2 billion at June 30, 2013, which the Company expects will generate an annualized leveraged return of between 12.0% and 12.5% on an annually compounded basis.

The $838.5 million of new investments during the second quarter of 2013 included the following significant transactions:

•                  Originated a $350.0 million first mortgage and mezzanine loan for the construction of the Hudson Yards South Tower located on Manhattan’s West side.  Approximately $98.9 million was funded at closing

•                  Purchased $146.7 million in B-Notes secured by two Class-A office buildings in Austin, Texas

•                  Originated a $158.5 million first mortgage and mezzanine loan secured by an office/retail building located in Midtown Manhattan.  Approximately $122.9 million was funded at closing

The following is a summary of the Finance Segment’s investments as of June 30, 2013:

Finance Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$1,264	$1,226	$539	$687	7.7%	10.6%	10.9%
Subordinated mortgages held for investment	501	463	135	328	10.9%	12.8%	13.0%
Mezzanine loans held for investment	1,258	1,241	157	1,084	12.1%	13.3%	13.3%
CMBS available-for-sale at fair value	301	313	146	167	7.6%	11.4%	12.2%
Total core portfolio of Finance Segment (3)	$3,324	$3,243	$977	2,266	9.8%	12.3%	12.4%
First mortgages held for sale	418	415	226	189	6.9%
RMBS available-for-sale at fair value	468	320	167	153	11.2%
Loans transferred in secured borrowings	86	86	87	(1)
Security held to maturity and equity security	52	51	—	51
Investment in unconsolidated entities	32	32	—	32
Total investments	$4,380	$4,147	$1,457	$2,690

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         Leveraged returns for core investments as of June 30, 2013 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange

Commission. Leveraged returns are based upon management’s assumptions, which the Company believes are reasonable. The leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at June 30, 2013 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal leveraged return is calculated in the same manner as the leveraged return except that the assumed financing on any investments that are less than fully leveraged as of June 30, 2013 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender.

Loan to Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Finance Segment’s loan portfolio as of June 30, 2013:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	47.1%	40.4%	20.4%
Ending LTV	61.9%	75.1%	63.2%	64.0%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects, the fully-funded loan balance is included in the numerator and an estimate of the stabilized value upon completion of construction in the denominator. Includes loans held for investment (excluding a $95.0 million participation liability) and first mortgages held for sale.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

LNR Segment

The Company completed the acquisition of LNR on April 19, 2013. The initial purchase price was $859 million and was reduced for transaction expenses and distributions occurring after September 30, 2012, resulting in cash consideration paid by the Company of $730 million.  For the period from April 19, 2013 to June 30, 2013, the LNR Segment contributed GAAP and Core net income of $34.6 million and $35.6 million, respectively, both after an income tax provision of $10.9 million and $4.2 million in shared cost allocations of management fees and corporate interest expense.

At June 30, 2013, the carrying amount of the LNR Segment’s principal assets, consisting of CMBS, the servicing intangibles and conduit loans, was $844 million.  Significant activity during the quarter with respect to these assets includes:

•                  Net increase in fair value of the servicing intangible of $6.1 million, principally due to the attainment of new servicing contracts in the quarter

•                  CMBS purchases of $84.1 million, including new issue B-piece purchases of $76.9 million

•                  Conduit loan originations of $390.7 million

•                  Proceeds from sales of conduit loans of $476.5 million

The following is a summary of the LNR Segment’s investments and their related returns:

LNR Investments as of June 30, 2013

(Amounts in millions)

Investment	Face Amount	Carry Value/ Fair Value	Existing Leverage	Net Investment	Return on Asset		Leveraged Return
CMBS	$2,497	$392	—	$392	15	%(1)	N/A
Special servicing intangibles	N/A	281	—	281	N/A	(2)	N/A
Conduit loans	$180	171	134	37	23	%(3)	72%
Total investments	$2,677	$844	$134	$710

(1)         The returns on CMBS were calculated on an annualized basis using gross cash receipts for the period from April 19, 2013 to June 30, 2013.  These returns are not necessarily indicative of future results due to the short time period in which the returns were attained.

(2)         The servicing intangibles are not financial instruments, and as such, a return on asset calculation is not meaningful.  The intangibles represent operating businesses which produce highly volatile cash flows and equally volatile returns from period to period.  In connection with the acquisition, the Company underwrote this business to a 15% return, which is expected to be realized over the assets’ life cycle.  However, the return in any given period is expected to differ significantly from this amount because of the highly volatile nature of the underlying cash flow stream.

(3)         The returns on conduit loans were calculated using only the three securitizations that closed during the April 19, 2013 to June 30, 2013 stub period.  The returns were calculated using a daily (not annualized) IRR and were based on the original gross cash flows related to these deals (without regard to purchase accounting), including cash from interest, derivatives and proceeds from the sale of the loans as a percentage of the purchased portfolio.  These returns are not necessarily indicative of future results because (i) the loans in this portfolio experience high turnover, with loans originated and securitized within a 30-60 day timeframe, (ii) the returns are only representative of a short time period in which these returns were attained, and (iii) the returns assume interest rates remain at current levels.

Single Family Residential (“SFR”) Segment

The Company invested $415.5 million in SFR homes and non-performing residential loans (“NPL”) from January 1, 2013 through August 2, 2013, representing 3,514 units, bringing aggregate acquisitions since the inception of this strategy to $581.3 million, representing 4,853 units. The expected stabilized rental yield from this portfolio is between 6.0% and 7.0% with projected IRRs in excess of such yields after factoring in potential home price appreciation. The Company is currently in discussions to obtain a financing facility for its SFR and NPL investments. The investment balance, net of depreciation, for this segment was $548.0 million as of June 30, 2013.

Since it commenced operations in the second quarter of 2012, the SFR Segment has been focused primarily on acquiring SFR homes and NPLs and preparing these investments for their intended use. This segment has operated at a net loss since inception and it is expected that this will continue in the near future, excluding anticipated gains from the liquidation of investments, until the investment portfolio attains a level of stabilization such that net rental income exceeds the expenses associated with growing the portfolio and from NPL workouts.

As part of the Company’s continuing efforts to provide value to its shareholders, the Company is considering a transaction to separate its SFR and NPLs from the remainder of its investment portfolio. If the transaction resulted in these assets being held in a stand-alone entity, the Company expects that such entity would elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes. The Company’s board of directors has not formally evaluated any such transaction, and there can be no assurance as to the assets to be included or the timing, terms, structure or completion of any such transaction.

Investment Related Activity Subsequent to Quarter-End

Since July 1, 2013, the Finance Segment originated, acquired and/or refinanced $625.5 million of new investments, of which $545.0 million was funded at closing and/or acquisition, which includes the following:

•                  Origination of a $275.0 million first mortgage loan secured by the leasehold interest on the Four Seasons Resort Hualalai, located in Hawaii.  Approximately $225.0 million was funded at closing

•                  Origination of a $40.0 million first mortgage loan secured by an 18-story Class B/B+ office building located in Orange County, CA

•                  Recapitalization of an existing loan into a $140.0 million first mortgage loan secured by an office building located in San Francisco.  Approximately $115.0 million was funded at closing

•                  Modification of an existing loan secured by an existing portfolio of 123 budget hotels into a $142.5 million pari passu first mortgage. On July 30, 2013 the Company entered into an agreement to sell $100 million A-Notes of the pari passu loan into a securitization for gross proceeds of $99.9 million, scheduled to settle on August 8, 2013

Investment Capacity

As of August 1, 2013, the Company had approximately $354 million of available cash and equivalents, approximately $177.9 million of net equity invested in RMBS that are classified as available-for-sale and $127.4 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional [$550 million to $700 million] of new investments.

Financing Activities

As of June 30, 2013, the Company had an aggregate outstanding balance of approximately $2.3 billion under its eleven financing facilities and senior convertible note. The sale of senior notes (A-Notes) has become an increasingly important part of the Company’s financing strategy since it provides the Company with match termed non-recourse financing. Accordingly, during the quarter and subsequent to quarter end, the Company sold $227.1 million in face amount of first mortgage loans and B-note participations.

In addition, on June 27, 2013 the Company sold $400.0 million in aggregate principal amount of 4.0% Convertible Senior Notes due 2019 (the “Notes”) for total gross proceeds of $400.0 million. The underwriters had a 30-day option to purchase up to an additional $60.0 million in aggregate principal amount of the Notes, which they exercised. The Notes were sold to the underwriters at a discount of 2.125% resulting in net proceeds to us of $450.2 million. The transaction closed on July 3, 2013.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at June 30, 2013 was approximately $21.77 per fully diluted share. On a fully diluted basis, the Company’s GAAP book value at June 30, 2013 was $21.21 per share.

Dividend

On August 6, 2013, the Company’s Board of Directors declared a dividend of $0.46 per share of common stock for the quarter ending September 30, 2013. The dividend is payable on October 15, 2013 to common shareholders of record as of September 30, 2013.

2013 Guidance

For 2013, the Company is estimating Core Earnings in the range of $1.90 to $2.10 per diluted share, or $2.04 to $2.24 per diluted share, excluding business combination and severance costs related to the acquisition of LNR.  This guidance does not include the impact of a potential separation of the SFR Segment or any incremental (i) investments beyond the Company’s existing pipeline or (ii) capital markets transactions. In addition, this guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, August 6, 2013 at 10:00 a.m. Eastern Time to discuss second quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-461-2021

International:  1-719-325-2414

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  5292510

The playback can be accessed through August 20, 2013.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company through its 2013 acquisition of LNR now also operates as a special servicer in the United States and as a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust, Inc. also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the three months ended June 30, 2013

(Amounts in thousands, except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Subtotal	LNR VIEs	Total
Revenues
Interest income from loans	$72,676	$—	$2,260	$74,936	$—	$74,936
Interest income from investment securities	13,638	—	11,758	25,396	(6,819)	18,577
Servicing fees	—	—	52,860	52,860	(13,725)	39,135
Other revenues	96	65	1,972	2,133	(273)	1,860
Rental income	—	2,529	—	2,529	—	2,529
Total revenues	86,410	2,594	68,850	157,854	(20,817)	137,037

Costs and expenses:
Management fees	13,842	3,192	2,274	19,308	18	19,326
Interest expense	19,941	1,300	2,707	23,948	—	23,948
General and administrative	3,615	994	40,573	45,182	147	45,329
Business Combination costs	12,982	—	—	12,982	—	12,982
Acquisition and investment pursuit costs	963	1,684	391	3,038	—	3,038
Residential segment, other operating costs	—	1,997	—	1,997	—	1,997
Depreciation and amortization	—	715	2,228	2,943	—	2,943
Loan loss allowance	725	—	—	725	—	725
Other expense	58	—	138	196	—	196
Total costs and expenses	52,126	9,882	48,311	110,319	165	110,484
Income before other income (expense), income taxes and non-controlling interests	34,284	(7,288)	20,539	47,535	(20,982)	26,553
Other income
Income of consolidated VIEs, net	—	—	—	—	31,949	31,949
Change in fair value of servicing rights	—	—	6,114	6,114	(3,216)	2,898
Change in fair value of investment securities	(331)	—	6,388	6,057	(7,449)	(1,392)
Change in fair value of mortgage loans held-for-sale	—	—	458	458	—	458
Earnings from unconsolidated entities	1,851	—	3,942	5,793	(196)	5,597
Gain/loss on sale of investments	(18)	1,068	—	1,050	—	1,050
Gain/loss on derivative financial instruments	(2,001)	—	8,159	6,158	—	6,158
Foreign currency gain/loss, net	1,647	—	(67)	1,580	—	1,580
OTTI	(359)	—	—	(359)	—	(359)
Other income	—	—	39	39	—	39
Total other income	789	1,068	25,033	26,890	21,088	47,978

Income before income taxes	35,073	(6,220)	45,572	74,425	106	74,531
Income tax provision	411	(150)	10,932	11,193	—	11,193
Net Income	34,662	(6,070)	34,640	63,232	106	63,338
Net income attributable to non-controlling interests	961	(10)	—	951	106	1,057
Net income attributable to Starwood Property Trust, Inc.	$33,701	$(6,060)	$34,640	$62,281	$—	$62,281

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.  The definition of Core Earnings was amended effective for the first quarter of 2012 to allow for the exclusion of certain non-cash adjustments as determined by the manager and approved by the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For three months ended June 30, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$33,701	$(6,060)	$34,640	$62,281

Add / (Deduct):
Non-cash equity compensation expense	4,173	—	—	4,173
Management incentive fee	—	—	—	—
Change in Control Plan	—	—	8,512	8,512
Depreciation and amortization	—	715	112	827
Loan loss allowance	725	—	—	725
Interest income adjustment for securities	(488)	—	3,806	3,318
(Gains) / losses on:
Loans held for sale	—	—	8,344	8,344
Securities	690	—	(5,248)	(4,558)
Impairment of real estate	—	458	—	458
Derivatives	1,144	—	(6,037)	(4,893)
Foreign currency	(1,716)	—	—	(1,716)
Earnings from unconsolidated entities	—	—	(2,373)	(2,373)
U.S. special servicing intangible	—	—	(6,114)	(6,114)
Core Earnings (Loss)	$38,229	$(4,887)	$35,642	$68,984
Core Earnings (Loss) per Weighted Average Diluted Share	$0.23	$(0.03)	$0.22	$0.42

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the six months ended June 30, 2013

(Amounts in thousands, except per share data)

	Real Estate Investment Lending	Single Family Homes	LNR	Subtotal	LNR VIEs	Total
Revenues
Interest income from loans	$140,366	$—	$2,260	$142,626	$—	$142,626
Interest income from investment securities	29,878	—	11,758	41,636	(6,819)	34,817
Servicing fees	—	—	52,860	52,860	(13,725)	39,135
Other revenues	175	105	1,972	2,252	(273)	1,979
Rental income	—	3,653	—	3,653	—	3,653
Total revenues	170,419	3,758	68,850	243,027	(20,817)	222,210

Costs and expenses:
Management fees	28,923	3,661	2,274	34,858	18	34,876
Interest expense	36,928	1,300	2,707	40,935	—	40,935
General and administrative	7,653	1,061	40,573	49,287	147	49,434
Business combination costs	17,616	—	—	17,616	—	17,616
Acquisition and investment pursuit costs	1,045	2,560	391	3,996	—	3,996
Residential segment, other operating costs	—	3,485	—	3,485	—	3,485
Depreciation and amortization	—	1,428	2,228	3,656	—	3,656
Loan loss allowance	755	—	—	755	—	755
Other expense	91	—	138	229	—	229
Total costs and expenses	93,011	13,495	48,311	154,817	165	154,982
Income before other income (expense), income taxes and non-controlling interests	77,408	(9,737)	20,539	88,210	(20,982)	67,228
Other income
Income of consolidated VIEs, net	—	—	—	—	31,949	31,949
Change in fair value of servicing rights	—	—	6,114	6,114	(3,216)	2,898
Change in fair value of investment securities	74	—	6,388	6,462	(7,449)	(987)
Change in fair value of mortgage loans held-for-sale	—	—	458	458	—	458
Earnings from unconsolidated entities	2,592	—	3,942	6,534	(196)	6,338
Gain/loss on sale of investments	13,506	1,403	—	14,909	—	14,909
Gain/loss on derivative financial instruments	14,227	—	8,159	22,386	—	22,386
Foreign currency gain/loss, net	(6,018)	—	(67)	(6,085)	—	(6,085)
OTTI	(401)	—	—	(401)	—	(401)
Other income	—	—	39	39	—	39
Total other income	23,980	1,403	25,033	50,416	21,088	71,504

Income before income taxes	101,388	(8,334)	44,572	138,626	106	138,732
Income tax provision	1,026	12	10,932	11,970	—	11,970
Net Income	100,362	(8,346)	34,640	126,656	106	126,762
Net income (expense) attributable to non-controlling interests	2,148	(16)	—	2,132	106	2,238
Net income attributable to Starwood Property Trust, Inc.	$98,214	$(8,330)	$34,640	$124,524	$—	$124,524

Reconciliation of Net Income to Core Earnings

For six months ended June 30, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Total
Net income (Loss) attributable to Starwood Property Trust, Inc.	$98,214	$(8,330)	$34,640	$124,524

Add / (Deduct):
Non-cash equity compensation expense	8,829	—	—	8,829
Management incentive fee	47	—	—	47
Change in Control Plan	—	—	8,512	8,512
Depreciation and amortization	—	1,428	112	1,540
Loan loss allowance	755	—	—	755
Interest income adjustment for securities	(488)	—	3,806	3,318
(Gains) / losses on:
Loans	—	—	8,344	8,344
Securities	252	—	(5,248)	(4,996)
Impairment of real estate	—	458	—	458
Derivatives	(15,436)	—	(6,037)	(21,473)
Foreign currency	5,711	—	—	5,711
Earnings from unconsolidated entities	—	—	(2,373)	(2,373)
U.S. special servicing intangible	—	—	(6,114)	(6,114)
Core Earnings (Loss)	$97,884	$(6,444)	$35,642	$127,082
Core Earnings (Loss) per Weight Average Diluted Share	$0.65	$(0.04)	$0.24	$0.85

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com